Exhibit 99.1

PRESS RELEASE – For Immediate Release

MGM RESORTS INTERNATIONAL ANNOUNCES AGREEMENTS TO PURCHASE INFINITY WORLD’S 50% INTEREST IN CITYCENTER AND MONETIZE CITYCENTER REAL ESTATE ASSETS

Las Vegas, July 1, 2021 – MGM Resorts International (“MGM Resorts” or the “Company”) (NYSE: MGM) today announced that it has entered into a definitive agreement to purchase Infinity World Development Corp’s (“Infinity World”) 50 percent interest in CityCenter Holdings, LLC for $2.125 billion. The purchase price represents an implied valuation of $5.8 billion based on net debt of $1.5 billion, after giving effect to the recently closed sale of a two-acre parcel. The agreement will make MGM Resorts the 100 percent owner of CityCenter on the Las Vegas Strip, which is comprised of Aria Resort & Casino and Vdara Hotel and Spa.

“CityCenter has consistently elevated the Las Vegas experience over the years, contributing to this vibrant city’s undeniable position as a top tourism and business destination,” said Bill Hornbuckle, CEO and President of MGM Resorts. “Uniting all of CityCenter under MGM Resorts’ corporate structure and strategy will allow us to consolidate financial results, build on efforts to strengthen our operating model and guest experience and further our vision of becoming the world’s premier gaming entertainment company.”

MGM Resorts has also entered into a definitive agreement with Blackstone to monetize the Aria and Vdara real estate assets, pending the close of the equity purchase agreement between MGM Resorts and Infinity World. Under terms of the agreement, funds managed by Blackstone will acquire the Aria and Vdara real estate for $3.89 billion in cash, which represents a multiple of 18.1x rent. Following the acquisition, both properties will be leased to MGM Resorts for initial annual rent of $215 million.

Regarding the real estate agreement with Blackstone, Hornbuckle added, “This transaction demonstrates the unprecedented premium value of our real estate assets and is a testament to Aria and Vdara’s status as premier destinations on the Las Vegas Strip. We expect to continue executing on our asset-light strategy and utilizing the proceeds from our real estate transactions to enhance our financial flexibility and secure new growth opportunities.”

Tyler Henritze, Head of U.S. Acquisitions Americas for Blackstone Real Estate, said: “This transaction reflects our high conviction in Las Vegas and our strong partnership with MGM Resorts. CityCenter is a best-in-class resort and complementary addition to our portfolio of high-quality assets on the Strip. We look forward to continuing our productive collaboration with MGM Resorts.”

The transactions are expected to close in the third quarter, subject to certain closing conditions. The closing of the Infinity World transaction is not contingent on the closing of the transaction with Blackstone.

PJT Partners is serving as exclusive financial advisor and Weil, Gotshal & Manges LLP is serving as legal counsel to MGM Resorts on both transactions. Moelis & Company LLC is serving as exclusive financial advisor and Paul Hastings LLP is serving as legal counsel to Infinity World. Simpson Thacher & Bartlett LLP is acting as legal counsel to Blackstone.

PRESS RELEASE – For Immediate Release

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About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company’s 50/50 venture, BetMGM, LLC, offers U.S. sports betting and online gaming through market-leading brands, including BetMGM and partypoker. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine’s World’s Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.

About Blackstone Real Estate

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $196 billion of investor capital under management. Blackstone is one of the largest property owners in the world, owning and operating assets across every major geography and sector, including logistics, multifamily and single family housing, office, hospitality and retail. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ strategy invests in substantially stabilized real estate globally through regional open-ended funds focused on high-quality assets and Blackstone Real Estate Income Trust, Inc. (BREIT), a non-listed REIT that invests in U.S. income-generating assets. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Forward-Looking Statements

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company’s public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding the closing of either transaction or any benefits expected to be received as a result of the transactions. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s

PRESS RELEASE – For Immediate Release

business, the effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

CONTACTS:

MGM Resorts:

News Media

BRIAN AHERN

Director of Corporate Media Relations

media@mgmresorts.com

Investment Community

CATHERINE PARK

Executive Director of Investor Relations

cpark@mgmresorts.com

Blackstone:

Jeffrey Kauth

(212) 583-5395

Jeffrey.Kauth@Blackstone.com